Exhibit 10.4

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

J.C. PENNEY COMPANY, INC.

AND

PENNEY BORROWER LLC

DATED AS OF DECEMBER 7, 2020

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6.10	Jurisdiction and Venue	14
6.11	Waiver of Jury Trial	15
6.12	Third Party Beneficiar	15
6.13	Non-Recourse	15
6.14	Construction	16
6.15	Severability	16

Exhibits

Exhibit A	Services

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2020 (the “Effective Date”), by and between Penney Borrower LLC, a Delaware limited liability company (the “Service Provider”), and J. C. Penney Company, Inc., a Delaware corporation (“Recipient”). The Service Provider and Recipient each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement, dated as of October 28, 2020, by and among Recipient, Copper Retail JV LLC, a Delaware limited liability company, Copper BidCo LLC, a Delaware limited liability company, and the other parties thereto (the “Purchase Agreement”).

For good and valuable consideration, the receipt of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE I.

SERVICES

1.01    Services to be Provided.

(a)    The Service Provider shall provide, or cause to be provided, to Recipient the services described on Exhibit A (each, a “Service,” and collectively, the “Services”) commencing on the Effective Date and continuing through the Term (as defined below) unless (i) otherwise specified for a particular Service on Exhibit A or in accordance with Section 3.02 or (ii) this Agreement is terminated in accordance with the terms and conditions hereof prior to the expiration of the Term.

(b)    Except as expressly stated in Exhibit A, in the event of any conflict or inconsistency between this Agreement and Exhibit A, this Agreement shall control. Unless otherwise agreed in writing by the Parties, the Services to be provided by or at the direction of the Service Provider under this Agreement are limited to those expressly stated herein, and those modified or added to this Agreement by a Service Change (defined in Section 1.03). This Agreement, and the Services, Fees and Expenses (each, as defined below) hereunder, may only be modified by a written amendment executed by both Parties.

(c)    All Services shall be for the sole use and benefit of Recipient.

(d)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Service Provider to (i) provide any business managerial, advisory, assurance and representation or audit services to Recipient or to direct the business, financial or strategic policies or decisions of Recipient; (ii) provide any legal services or legal advice to Recipient and Recipient shall not be entitled to rely on the Service Provider for legal advice, nor shall any advisory communication be given by the Service Provider to Recipient be construed as legal advice; (iii) hire any additional employees or other personnel or retain any particular employees or other personnel; (iv) purchase, lease or license any equipment or software not leased, licensed or owned by the Service Provider as of the date hereof; (v) enter into any new contracts or agreements or change the scope of any current contract or agreement, except as expressly required pursuant to this Agreement; or (vi) expand its facilities or incur new capital expenses in order to provide any Services. For the avoidance of doubt, the Service Provider shall use commercially reasonable efforts to replace departed employees or other personnel to the extent that such employees or other personnel are necessary to provide the Services at the standard required by Section 1.06; provided, however, that the Service Provider shall not be required to replace any departed employees or other personnel during the term of the Benefits TSA. The Service Provider shall not be required to perform any obligation under this Agreement that would result in the breach or violation of any applicable Law or third party contract or agreement, including any Vendor Agreement (as defined below).

1.02    Quantity and Nature of Service. Except as otherwise provided in this Agreement, and subject to Section 1.03 and Section 3.02 without the mutual written agreement of the Parties, there shall be no change in the scope or level of, or use by, Recipient of the Services during the Term (including changes requiring the hiring or training of additional employees by the Service Provider) and no adjustments to the charges for such Services. Recipient shall not resell any Services or provide the Services to any joint venture in which it participates or any non-wholly owned Subsidiary.

1.03    Modifications. Without Recipient’s consent, the Service Provider may make changes from time to time in the manner of performing Services (a) by making changes to its, its Affiliates’ and its personnel’s systems, (b) by engaging employees or its Affiliates’ employees or any third party provider contracted by the Service Provider or its Affiliates (each such third party provider, a “Vendor”) to perform all or any portion of the Services, (c) to the extent the same modification is made with respect to the entirety of the Service Provider’s provision of the same service for its own purposes or to its Affiliates and other Persons to whom the Service Provider provides such service, or (d) if provision of such Service is prohibited or restricted by applicable Law. The Service Provider shall provide Recipient with reasonably advanced notice of any such changes to the extent permissible under the circumstances.

1.04    Changes in the Services. If Recipient desires to make changes in this Agreement to provide for different or additional Services to be provided by the Service Provider (each, a “Service Change”), the Parties shall comply with the following Service Change process:

(a)    Recipient shall prepare a written proposal for the Service Change including a description of the services, deliverables and schedule, in each case in such detail as would be needed by an unaffiliated third party contractor to develop a competent price proposal for similar services. For special project work that is within the scope of services covered by an hourly or unit rate in Exhibit A, Recipient may use the hourly rate or unit rate stated in Exhibit A in developing the proposal price.

(b)    All Service Change proposals and responses must be delivered by a Party’s Contact Person (as defined below) to the other Party’s Contact Person. If the Service Provider can provide the different or additional services proposed in a Service Change with its then-existing resources and capabilities, then the Service Provider and Recipient may proceed to negotiate in good faith a proposed amendment to Exhibit A of this Agreement to reflect the Service Change, including any changes to the services, deliverables, schedule, fees, and expenses under this Agreement; provided, however, that the Service Provider shall have no obligation to provide any different or additional services proposed in a Service Change. For the avoidance of doubt, each modified or additional service reflected in Exhibit A, as amended, shall be deemed a “Service” in accordance with the terms and conditions of this Agreement. If the Service Provider arranges for the additional services under a Service Change to be provided by a Vendor, at the request of the Service Provider, Recipient shall execute a written agreement directly with the Vendor for such additional services. In the absence of a signed amendment, the Parties must fulfill their obligations under this Agreement without regard to such proposed amendment or Service Change.

1.05    Transition Assistance. Upon the reasonable request of Recipient, the Service Provider shall use commercially reasonable efforts to cooperate with Recipient and provide Recipient with all information as is reasonably necessary to assist Recipient with any transitions of Services to Recipient, its Affiliates or third party providers that Recipient elects to undertake, in each case at Recipient’s sole cost and expense; provided, however, that the Service Provider shall not be required to disclose any information to the extent disclosure of such information to Recipient (i) is not permitted under applicable Law, (ii) is subject to any contractual restrictions which prevent the Service Provider from disclosing such information or (iii) could jeopardize any attorney client privilege of the Company or any of its Subsidiaries. Any such information disclosed by the Service Provider shall be subject to Article IV.

1.06    Standard of Care. Except as otherwise set forth in this Agreement, the Service Provider does not assume any responsibility under this Agreement other than to render the Services (i) in substantially the same manner and quality as such Services were provided by the Service Provider, its Affiliates and Vendors immediately prior to the date hereof, as applicable and (ii) in compliance with all applicable Laws, without willful misconduct or gross negligence. THE SERVICE PROVIDER MAKES NO OTHER GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, THE SERVICE PROVIDER SHALL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE.

1.07    [Reserved].

1.08    Good Faith Cooperation; Alternatives. The Parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Subject to Section 2.04, if the Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain Vendor consents or because of impracticability, the Service Provider shall notify Recipient promptly after the Service Provider becomes aware of such fact and the Parties shall cooperate to determine the best alternative approach.

1.09    Use of Third Parties. The Service Provider may use any Affiliate or any Vendor (including former Affiliates) to provide all or any portion of the Services without the prior written consent of Recipient; provided that any such Affiliate or Vendor shall be capable of providing such Services in substantially the same manner as such Services were provided by the Service

Provider, its Affiliates and Vendors as of the PropCo Closing Date and otherwise in accordance with Section 1.06. Such Affiliate or Vendor shall be bound by obligations of confidentiality and restrictions on use of Confidential Information contained in this Agreement. Notwithstanding the foregoing, the Service Provider shall be liable for the failure of any Affiliate or Vendor contracted by the Service Provider to provide or to continue providing Services on the terms set forth herein.

1.10    Ownership of Information and Other Assets. Neither Party shall acquire under this Agreement any right, title or interest in any asset that is owned or licensed by the other. All information provided by or on behalf of a Party to the other Party or its Affiliates for the purpose of providing or receiving the Services shall remain the property of the Party providing such information. To the extent the provision of any Service involves Intellectual Property, including software or patented or copyrighted material, or material constituting trade secrets, each Party agrees that it and its Affiliates shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. All specifications, tapes, software, programs, services, manuals, materials and documentation developed or provided by the Service Provider, its Affiliates or its Vendors and utilized in performing this Agreement shall be and remain the property of the Service Provider, such Affiliates or such Vendors, as applicable, and shall not, without the Service Provider’s prior written consent, be sold, transferred, disseminated or conveyed by Recipient or its Affiliates to any other Person (other than their Affiliates and their respective directors, officers, employees, agents and representatives, in each case, for purposes of receiving the Services under, or in performing, this Agreement) or used, in each case other than in receiving the Services under, or in performing, this Agreement.

1.11    Contact Person. Each Party shall appoint one contact person (a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of the Service Provider shall be Brandy Treadway and the initial Contact Person of Recipient shall be Steve Panagos and Alan Carr. Unless the Parties otherwise agree in writing, all communications relating to this Agreement and the Services shall be directed to the Contact Persons. Each Party shall have the right at any time and from time to time to replace its Contact Person by written notice to the other Party delivered in accordance with the notice provision set forth in Section 6.08. The Contact Persons shall attempt to resolve all disputes in good faith.

ARTICLE II.

CHARGES AND PAYMENTS FOR SERVICES

2.01    Compensation.

(a)    As consideration for the provision of the Services, Recipient shall pay, or cause to be paid, to the Service Provider or its designee(s) the fees for the Services as specified on Exhibit A (the “Fees”), payable as provided on Exhibit A. Upon termination of an individual Service, Recipient shall pay all Fees attributable to the Service being terminated actually performed, or expense actually incurred, through the date of termination of such Service.

(b)    In addition to the Fees, Recipient shall reimburse the Service Provider or its designee(s) for all reasonable and documented out-of-pocket costs and expenses actually incurred in the Service Provider’s or its Affiliate’s performance of the Services that are not included in the Fees, including costs and expenses for (i) travel and accommodations and (ii) all third-party personnel used to perform the Services under this Agreement on a cost basis (all such costs and expenses, collectively, the “Expenses”). Except as otherwise provided for in this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

2.02    Payments. In accordance with this Section 2.02, Recipient shall be charged, and shall pay, or cause to be paid, the Fees and Expenses for each Service provided during the Term and any costs related to the termination of such Service, as set forth in Article III. Recipient will not be charged for any Services after the effective date of any early termination of such Service pursuant to Article III, except to the extent charges have accrued and not been paid prior to any such termination. Fees and Expenses shall be billed monthly by the Service Provider for the Services delivered during the preceding month. Recipient shall pay all invoiced amounts in full within 30 days after Recipient’s receipt of the invoice.

2.03    Taxes. The Parties hereby acknowledge that the Fees specified on Exhibit A do not include applicable taxes. Recipient shall be responsible for the payment of all taxes payable in connection with the Services, including sales, use, excise, value-added, business, service, goods and services, consumption, withholding and other similar taxes or duties, including taxes incurred on transactions between and among the Service Provider, its Affiliates, Vendors and personnel, along with any related interest and penalties (“Transaction Taxes”). Notwithstanding anything in this Section 2.03 to the contrary, each Party shall be responsible for its own income and franchise taxes, employment taxes and property taxes, except as otherwise provided in the Purchase Agreement or any of the other Ancillary Agreements. The Parties shall cooperate in good faith to minimize Transaction Taxes to the extent legally permissible. Each Party shall provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by such other Party. To the extent the Service Provider pays or is required to pay any Transaction Taxes that are the responsibility of Recipient in accordance with the preceding sentences, Recipient shall promptly reimburse the Service Provider for any such Transaction Taxes. If Recipient is required to withhold from any amounts otherwise due and payable to the Service Provider pursuant to this Agreement, Recipient shall be permitted to so withhold and any amounts withheld shall be deemed paid to the Service Provider for purposes of this Agreement. If any such withholding relates to amounts other than with respect to taxes described in the third sentence of this Section 2.03, the amount paid to the Service Provider by Recipient for such Services shall be increased as necessary so that after all such required deductions and withholdings have been made (including such deductions or withholdings applicable to additional sums payable hereunder), the Service Provider receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

2.04    Vendor Agreements.

(a)    The Parties anticipate that the Service Provider may rely upon its and its Affiliates’ existing agreements with third parties to provide certain of the Services described herein (each, a “Vendor Agreement”). If (a) the Service Provider’s or its Affiliates’ costs, fees or expenses increase under the terms of a Vendor Agreement or (b) the Vendor demands or is entitled to additional costs, fees or expenses now or in the future, then, in each case, arising from the use or provision of all or any portion of the Services pursuant to this Agreement, in addition to all other amounts due hereunder, Recipient shall be liable for the portion of associated documented increased or additional amounts under this Section 2.04 to the extent that such costs, fees or expenses are incurred in the performance of the Services, in each case as such amounts are determined by the Service Provider in good faith. All costs, fees and expenses arising under a Vendor Agreement, including any such additional costs, fees or expenses, shall be deemed “Expenses,” without duplication of the Fees. The Service Provider shall notify Recipient promptly after it learns of any increased amounts due under this Section 2.04(a). In addition, at Recipient’s request and sole cost and expense, the Service Provider will use commercially reasonable efforts to replace any such Vendor that has increased its fees with another third party provider that provides the applicable Service(s) at a lower fee and comparable level of service; provided, however, that Service Provider shall not be required to replace any Vendor if such replacement would negatively impact the Service Provider’s business in any way. To the extent any such Vendor Agreement includes early termination fees or similar charges (the “Vendor Termination Fees”), Recipient shall be solely responsible for any such Vendor Termination Fees that the Service Provider or its Affiliates incur as a result of the transaction contemplated under this Agreement and/or Recipient and/or its Affiliates ceasing to use the Services under this Agreement.

(b)    In the event any third party consent, waiver or approval is required for the Service Provider or its designees to provide any Services and such consent, waiver or approval is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services, if available; provided, however, that nothing in this Section 2.04 shall require the Service Provider to (i) enter into any new contracts with third parties or (ii) pay increased fees or other consideration for any required consent unless Recipient pays the Service Provider for such increased fees or other consideration. Neither the Service Provider nor its Affiliates shall be required to provide any Services for which any consent, waiver or approval of any third party is required but not obtained.

2.05    Access to Records; Audit Rights.

(a)    Each Party agrees to use commercially reasonable efforts to maintain, and to cause its applicable Affiliates to maintain, books and records arising from or related to any Services provided hereunder that are accurate and complete in all material respects during the term of each Service and for a period of two (2) years following the termination or expiration of such Service, including but not limited to accounting records and documentation produced in connection with the rendering of any Service and in the calculation of any compensation payable pursuant hereto (the “Records”).

(b)    On no more than one occasion following the first date on which the Term of all of the Services has expired, Recipient shall have the right to review the Records of the Service Provider and its Affiliates pertaining to the Services received prior to such date. Recipient shall use an independent accounting firm to perform any such review that is reasonably acceptable to the Service Provider. Prior to Recipient using an independent accounting firm, such independent accounting firm shall enter into an agreement with the Parties, on terms that are agreeable to both Parties, under which such independent accounting firm agrees to maintain the confidentiality of the information and materials reviewed during the course of such review. The findings of such review shall be considered Confidential Information for the purposes of this Agreement.

(c)    Any review shall be conducted during regular business hours, upon reasonable advance notice (delivered within thirty (30) days of the first date on which the Term of all of the Services has expired) and in a manner that does not interfere unreasonably with the operations of the Service Provider or its Affiliates. Each review shall begin upon the date agreed by the Parties, but in no event more than ten (10) business days after notice from Recipient of such review, and shall be completed as soon as reasonably practicable. Recipient shall pay or cause to be paid all costs, fees and expenses of conducting such review, unless the results of an audit reveal an overpayment of the applicable audited Service of 20% or more, in which case, the Service Provider shall pay or cause to be paid the lesser of the pro-rata portion of the review fees for reviewing such Service or an amount equal to the amount of the overpayment. If the review concludes that an overpayment or underpayment has occurred during the reviewed period, such payment shall be remitted by the Party or its Affiliate responsible for such payment to the other Party or its Affiliate to whom such payment is owed within thirty (30) days after the date such accounting firm’s written report identifying the overpayment or underpayment is delivered to the Party who is, or whose Affiliate is, responsible for such payment, provided that should the Service Provider dispute the findings of a review conducted by Recipient, the Service Provider may withhold any disputed amounts due to Recipient pursuant to this Section 2.05(c) pending the resolution of such dispute in accordance with the dispute resolution mechanism set forth in Section 2.9 of the Purchaser Agreement, mutatis mutandis.

ARTICLE III.

TERM AND TERMINATION

3.01    Term. The term of this Agreement shall commence on the date hereof and shall terminate with respect to each Service as set forth on Exhibit A with respect to such Service (the “Term”); provided, that this Agreement shall terminate when all Services to be provided by the Service Provider under this Agreement have been terminated (or the terms of which have expired) in accordance with the terms of this Agreement, unless this Agreement is terminated sooner in accordance with Section 3.03 or extended by the mutual written agreement of the Parties. To the extent that the Recipient determines in good faith that the Term for any Service needs to be extended in order to allow the Recipient sufficient time to complete the transition from such Service, the Parties will cooperate reasonably and in good faith to negotiate an extension to the Term of such Service; provided that Service Provider shall not be obligated to agree to such an extension.

3.02    Termination of an Individual Service by Recipient. Subject to the next sentence, Recipient, upon thirty (30) days’ prior written notice to the Service Provider or otherwise upon the mutual agreement of the Parties, may terminate in whole but not in part any individual Service at the end of a Service Provider fiscal month for any reason. Recipient may not terminate an individual Service if, after reasonable consultation, the termination of such Service would adversely affect the Service Provider’s ability to perform another Service that is not then being reduced or terminated. Upon termination of any Service, in accordance with this Agreement, Service Provider will have no further obligation to provide such terminated Service. Any termination with respect to any individual Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement. To the extent that the Service Provider’s ability to provide a Service is dependent on the continuation of any other Service, and such dependence has been made known to Recipient in writing, the Service Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service. Any termination of a Vendor Agreement shall not, in itself, constitute a termination of any Services provided under such terminated Vendor Agreement unless such Services have also been terminated in accordance with this Section 3.02.

3.03    Termination of the Agreement. Recipient may terminate this Agreement for any reason upon thirty (30) days’ prior written notice to the Service Provider. The Service Provider may terminate this Agreement in the event of a material breach of any of the obligations set forth in this Agreement by Recipient if Recipient fails to cure the breach within thirty (30) days following receipt of written notice of the breach from the Service Provider.

3.04    Obligations on Termination. Promptly upon termination of this Agreement, each Party shall return to the other Party, as soon as reasonably practicable, all equipment or other property of the other Party or its Affiliates, whether owned, leased, or licensed, and Recipient shall pay all outstanding Fees for Services rendered and Expenses incurred through the date of termination of this Agreement in accordance with its terms. The foregoing obligations shall survive the termination of the Agreement in accordance with Section 6.02.

ARTICLE IV.

CONFIDENTIALITY

4.01    Confidential Information. Each Party acknowledges that the other Party may possess or have access to information that has been created, discovered or developed by such other Party and/or in which property rights have been assigned or otherwise conveyed to such other Party, which information and/or property rights have commercial value and are not in the public domain, including without limitation data, records, files, documents and other information associated with the business and Intellectual Property of the other Party and its Affiliates (“Confidential Information”). The Confidential Information of each Party will be and remain the sole property of such Party and its successors and permitted assigns. Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents, Advisors and other representatives (“Representatives”) not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other Party, except as otherwise required by Law, a court of competent jurisdiction, or the rules of a national securities exchange and then only after notifying the other Party, to the extent reasonably practicable or permissible, in advance. Each Party shall use the same degree of care that it normally uses to protect its own Confidential Information, but in no event less than a commercially reasonable degree of care, to prevent the disclosure to third parties of Confidential Information of the other Party, other than disclosure of information by the Service Provider to the extent related to the provision of any Service in accordance with the terms of this Agreement. Neither Party shall make any use of the Confidential Information of the other Party except as necessary to perform or receive Services in accordance with the terms of this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 4.01 shall not apply to any information that: (a) was, at the time of disclosure to it, generally available to the public through no breach of this Agreement by such Party; (b) was received by such Party from a third party who had a lawful right to disclose such information to the receiving Party; or (c) was independently developed by the receiving Party without reference to or use of the other party’s Confidential Information. Upon termination or expiration of all Services, each Party will promptly return to the other Party any of the other Party’s Confidential Information as well as proprietary software and/or equipment used to provide Services that is in its possession or control. This Section 4.01 shall survive any expiration or termination of this Agreement. Either Party shall have the right to establish backup security for its Confidential Information and to keep backup copies of any Confidential Information in any reasonable location at its own expense if it so desires, which backup copies shall remain subject to the terms of this Agreement. Each Party shall remove any Confidential Information of the other Party from any media taken out of service and shall destroy or securely erase such media in accordance with the then-current policies of such Party.

ARTICLE V.

INDEMNIFICATION; LIMITATION OF LIABILITY

5.01    Indemnification by Recipient. Recipient shall defend, indemnify and hold harmless the Service Provider and its Affiliates and its and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature related to or arising out of (i) actions and failures to act by personnel of Recipient or its Affiliates or its and their respective Representatives in connection with this Agreement, (ii) Recipient’s breach of this Agreement, (iii) negligent act, omission or willful misconduct by Recipient or its Affiliates or its and their respective Representatives in using any Services rendered pursuant to this Agreement or (iv) the Service Provider’s performance of any Services pursuant to this Agreement (collectively, “Recipient Claims”), except to the extent that such Recipient Claims are found by a final judgment or opinion of an arbitrator or a court of competent jurisdiction to be caused by (i) a breach of any provision of this Agreement by the Service Provider or (ii) any gross negligence or willful misconduct of the Service Provider, its Affiliates, or its or their Representatives in performance of this Agreement.

5.02    Indemnification by the Service Provider. The Service Provider shall defend, indemnify and hold harmless each Recipient, its Affiliates and its and their respective Representatives (each, a “Recipient Indemnitee”) from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation and suits that (a) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the gross negligence or willful misconduct of the Service Provider, its Affiliates, or its or their respective directors, officers, employees, agents or representatives during the performance of the Services or (b) relate to the intentional infringement of any copyright or trade secret by an asset owned by the Service Provider or its Affiliates and used by the Service Provider in the performance of the Services (together, “Service Provider Claims”). Notwithstanding the foregoing obligations set forth in this Section 5.02, the Service Provider shall not be required to defend, indemnify or hold harmless any Recipient Indemnitee to the extent that such Service Provider Claims are found by a final judgment or opinion of an arbitrator or a court of competent jurisdiction to be caused by (i) a breach of any provision of this Agreement by Recipient or (ii) any gross negligence or willful misconduct, of Recipient, its Affiliates, or its or their respective Representatives in performance of this Agreement. Recipient Claims and Service Provider Claims are each individually referred to as a “Claim.”

5.03    Procedure. A Party seeking indemnification (the “Indemnified Party”) pursuant to Section 5.01 or Section 5.02 shall promptly notify the other Party (the “Indemnifying Party”) in reasonable detail of the event(s) giving rise to such claim for indemnification; provided that the failure or delay to give such notice shall not relieve the Indemnifying Party of its indemnity obligation, except to the extent the Indemnifying Party is actually prejudiced in its defense of the action by such failure or delay. With respect to a claim for indemnification arising from an action or omission by a third party, the Indemnifying Party shall have the right to undertake the defense of any claim upon delivery of notice to the Indemnified Party with respect to such claim. Such defense shall be made with counsel reasonably acceptable to the Indemnified Party. If the Indemnified Party fails to undertake the defense of the Indemnified Party, the Indemnified Party may retain its own counsel for such defense, and the Indemnified Party’s reasonable attorney’s fees and expenses related to such claim shall be paid by the Indemnifying Party. The Indemnifying Party shall not settle any such third-party claim without the consent of the Indemnified Party, not to be unreasonably withheld, delayed or conditioned.

5.04    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF THE SERVICE PROVIDER AND ITS AFFILIATES FOR ALL CLAIMS IN ANY MANNER RELATED TO THIS AGREEMENT ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES RECEIVED BY THE SERVICE PROVIDER UNDER THIS AGREEMENT DURING THE SIX MONTHS PRECEDING THE DATE SUCH CLAIM AROSE.

ARTICLE VI.

MISCELLANEOUS

6.01    Computer Access. If either Party, its Affiliates or its or their respective personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems (each, an “Electronic Resource”) of the other Party, its Affiliates or its or their respective personnel in connection with this Agreement, then the Party on behalf of whom such access is given shall ensure that its personnel’s use of such access shall be solely limited to performance or exercise of such Party’s duties and rights under this Agreement, and that such personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access shall (a) limit such access to those of its and its Affiliates’ personnel who need to have such access in connection with this Agreement, (b) advise the other Party in writing of the name of each of such personnel who will be granted such access and (c) strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s or its Affiliates’ personnel and any information obtained by such Party’s or its Affiliates’ personnel as a result of its access to, and use of, the other Party’s, its Affiliates’ or their respective personnel’s Electronic Resources shall be deemed to be, and shall be treated as, confidential information of the Party on behalf of whom such access is granted. Each Party shall reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates or their respective personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party shall promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates or their respective personnel which is actually known to such Party.

6.02    Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement shall so survive, including the obligations of each Party to pay all amounts accrued hereunder and the provisions of Section 1.10 and Section 6.06 and Article II, Article IV and Article V.

6.03    Equitable Relief. Each Party acknowledges that any breach by a Party of Section 1.10 or Section 4.01 may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of, the foregoing provisions, each Party shall be entitled to seek equitable relief, including specific performance, and injunctive relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief may seek such relief regardless of any cure rights for such actual or threatened breach.

6.04    Complete Agreement. This Agreement, together with the Purchase Agreement and the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

6.05    Amendment and Waiver. Any provision of this Agreement or the Exhibits hereto may be (a) amended only in a writing signed by the Service Provider and Recipient or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

6.06    Binding Effect; Assignment. This Agreement shall be binding upon the Service Provider and Recipient, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by Recipient without the prior written consent of the Service Provider, and any attempted assignment or delegation without such prior written consent shall be null and void. The Service Provider may assign or delegate this Agreement to an Affiliate without Recipient’s prior consent.

6.07    Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or thereto or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No party hereto or to any such Contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a Contract and each such Party forever waives any such defense.

6.08    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail upon confirmation of receipt or, if receipt is not confirmed, delivery by another method permitted by this Section 6.08, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Service Provider:

c/o Brookfield Asset Management Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Attn: Murray Goldfarb

Email: murray.goldfarb@brookfield.com

and

c/o Simon Property Group Inc.

225 West Washington Street

Indianapolis, IN 46204

Attn: Steven E. Fivel

Email: sfivel@simon.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Edward T. Ackerman

  Brian S. Hermann

  Robert B. Schumer

Email: eackerman@paulweiss.com

  bhermann@paulweiss.com

  rschumer@paulweiss.com

Notices to Recipient:

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Attention: Steve Panagos

Alan Carr

Email: steve.panagos@gmail.com

  acarr@drivetrainllc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Joshua A. Sussberg

                Aparna Yenamandra

                Tana Ryan

                Steve Toth

                Aisha Lavinier

Email:  jsussberg@kirkland.com

            aparna.yenamandra@kirkland.com

            tryan@kirkland.com

            steve.toth@kirkland.com

            alavinier@kirkland.com

6.09    Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

6.10    Jurisdiction and Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if and only if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 6.08. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

6.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.12    Third Party Beneficiaries. Except as otherwise expressly provided in Section 6.13, nothing expressed or referred to in this Agreement will give, or will be construed to give, any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

6.13    Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement may be made only against (and are expressly limited to) the Persons that are expressly identified as Parties hereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or Debt Financing Source Related Party to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 6.13.

6.14    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

6.15    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SERVICE PROVIDER PENNEY BORROWER LLC

By:	/s/ Brandy Treadway
Name:	Brandy Treadway
Title:	Secretary

[Signature Page to Transition Services Agreement]

RECIPIENT J. C. PENNEY COMPANY, INC.

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Chief Financial Officer

[Signature Page to Transition Services Agreement]